EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Entegris, Inc.

Corporate Headquarters

3500 Lyman Boulevard

Chaska Minnesota 55318 USA

Tel. 952-556-3131

Bill Paterson

Public Relations Manager

Tel. 952-556-4155

bill_paterson@entegris.com

Heide Erickson

Director Investor Relations

Tel. 952-556-8051

heide_erickson@entegris.com

Tuesday, June 28, 2005 (5:00 Central Time USA) – FOR IMMEDIATE RELEASE

Entegris Files Lawsuit Against Japanese Competitor

In Minneapolis Federal Court

Company Acts To Protect Patents, Intellectual Property Rights

CHASKA/MINNEAPOLIS, Minn., June 28, 2005 – Entegris, Inc., (Nasdaq: ENTG) announced today that it has filed suit in United States District Court in Minneapolis against Miraial Co. Ltd. of Toyko, Japan. The Minnesota-based company cites in the suit that the competitor has infringed on patents covering some of Entegris’ major product lines produced and sold into the world’s semiconductor market.

The suit specifically cites infringement on five U.S. patents Entegris owns in its 300 mm semiconductor wafer carrier patent portfolio. Miraial (formerly Kakizaki Manufacturing Co. Ltd.) is a manufacturer of wafer handling products and other components for the global semiconductor industry. Entegris officials say the company negotiated in good faith with Miraial for more than two years without success, necessitating the lawsuit. Earlier this year, another major Japanese competitor agreed to a nondiscriminatory license of some of the same patents, and in doing so, is now paying royalties to Entegris. Company officials calculate that back royalties Miraial owes Entegris on its 300 mm patent portfolio will reach well into the millions of dollars.

“Entegris duly protects its intellectual property rights. Licensing our 300 mm front opening wafer carrier technology provides customers the best access to our industry-leading technology, while we continue to invest in the next generation technology. Unfortunately, this competitor has yet to agree to license our patents, or engage in serious negotiations, so we believe enforcement is necessary,” said Michael Wright, President and Chief Operating Officer for Entegris. “We’ve invested heavily in our state-of-the-industry wafer carrier technology, and we will license our technology in a fair and nondiscriminatory manner to all our competitors in accordance with the Semiconductor Equipment and Materials International guidelines.”

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The materials integrity management company

ENTEGRIS FILES PATENT INFRINGEMENT LAWSUIT	PAGE 2/JUNE 28, 2005

As a global leader in the materials integrity management, Entegris has built a solid tradition for establishing intellectual property rights on the product innovations it deploys to the market place. With an expanding portfolio of 189 U.S. patents and 300 foreign patents – including 30 U.S. patents applicable to 300 mm wafer carrier technology and products - the company has long valued its patent portfolio position. This position reflects the company’s focus on advanced science and cutting-edge technology in maintaining an industry leadership role in its markets worldwide. Company officials note Entegris is known for closely respecting and adhering to semiconductor industry standards and regulations in protecting its patent rights.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in key technology industries including the semiconductor, data storage, chemical processing, biopharmaceutical, medical device and fuel cell. Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, France, Germany, Japan, Malaysia and Singapore. Its advanced research laboratories are located in Minnesota and Colorado, USA. Directly and through distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com.

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The materials integrity management company